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Exhibit 99.1

EXHIBIT A

Text of Press Release

AVI Contacts:
AVI BioPharma, Inc.
Denis R. Burger, Ph.D., CEO
Alan P. Timmins, President and COO
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contacts:
Waggener Edstrom Bioscience
Jenny Moede (jmoede@wagged.com)
Andrew Fowler (andrewf@wagged.com)
(503) 443-7000

For Release 1 p.m. PDT

Aug. 1, 2002

AVI BioPharma to Extend Expiration Dates of AVIIW Warrants

        PORTLAND, Ore.—Aug. 1, 2002—AVI BioPharma, Inc. (Nasdaq: AVII, AVIIW, AVIIZ), today announced that the company will extend, by approximately one year, the expiration date of its warrants trading under the symbol AVIIW. With the extension, AVIIW warrants will now expire on Aug. 15, 2003. The AVIIW warrants originated in the company's initial public offering in 1997. The exercise price for each of the warrants remains unchanged at $13.50 per warrant for one share of common stock. The company anticipates no further extensions of their warrants.

        "The market downturn over the past several months has resulted in difficult times for shareholders and warrant holders," said Denis R. Burger, Ph.D., chief executive officer of AVI. "AVI's directors have taken this action in the interest of fairness to our long-term supporters."

About AVI BioPharma

        AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: NEUGENE® antisense drugs and cancer immunotherapy. Its lead cancer agent, AVICINE®, a therapeutic cancer vaccine, has completed three Phase II trials in colorectal and pancreatic cancer and is initiating a Phase III pivotal trial in pancreatic cancer, with a supporting study in colorectal cancer. The first application of its NEUGENE compounds, Resten-NG™, is designed to treat cancer, cardiovascular restenosis and other cell proliferation disorders by inhibiting the production of a cellular transcription factor, the oncogene c-myc. It is currently in Phase II trials for restenosis and in a Phase I/II trial for cancer. AVI has recently completed a Phase I NEUGENE antisense study that successfully down-regulated the liver enzyme Cytochrome P450 and modified drug metabolism. More information about AVI is available on the Company's Web site at http://www.avibio.com/.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1
EXHIBIT A Text of Press Release